Exhibit 10.2.14

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made this 18th day of February, 1999, between CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation (the “Company”) , and FRANCIS RESHESKE (the “Employee”).

Whereas, the Company desires to employ the Employee and the Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Company and the Employee agree as follows:

1. Employment. The Company shall employ the Employee, and the Employee shall accept employment by the Company, effective February 1, 1999 (the “Effective Date”). Commencing on the Effective Date, the Employee shall serve as Director of Public Affairs of the Company. During the Term (as defined in Paragraph 2) the Employee shall serve in such positions and capacities, have such responsibilities, and perform such duties as may be assigned to her by the Company’s Board of Trustees or chief executive officer or other person or persons designated by the chief executive officer.

2. Term of Employment. The Term of the Employee’s employment under this Agreement shall be the three (3) year period commencing on the Effective Date and ending on February 1, 2002 (such period being hereinafter called the “Term”), unless terminated earlier as provided in Paragraph 3 below. Employee after the expiration of the Term shall be “at will” and not under the terms of this Agreement, except as otherwise provided herein.

3. (a) Salary. As of the Effective Date, the Company shall pay and the Employee shall accept a basic salary of One hundred sixty thousand dollars ($160,000) per annum, which shall accrue and be payable in equal monthly installments in accordance with the Company’s prevailing payment practices for salary, as such practices may change from time to time. The Company shall review the Employee’s position and the amount of the Employee’s annual salary after six months of employment and at least annually thereunder. The Company shall continue to accrue and pay the Employee the annual salary until the occurrence of the earliest of (A) the date of the Employee’s death, (B) in the event the Employee becomes totally disabled (as defined under the Company’s Long Term Disability Plan for Management Employees), the expiration of the salary continuation period applicable to the Employee under the Company’s sick leave policy in effect for its management employees, (C) the effective date of the Employee’s voluntary resignation, (D) the expiration of the Term, and (E) the effective date of the Employee’s termination of employment by the Company for cause. For purposes of this Agreement cause shall mean the materially unsatisfactory performance by the Employee of her duties and responsibilities as reasonably determined by the Company in its sole discretion.

(b) One-Time Payment. In addition to the Employee’s salary payment of the months of March, 1999, the Company shall make a lump sum payment in the amount of Twenty-five thousand dollars ($25,000) to the Employee in March 1999.

4. (a) Supplemental Pension Benefits. If the Employee is in the Company’s employ on the third anniversary of the Effective Date, the Employee shall then be credited with three supplemental years of service for all purposes for which years of service are counted in determining the pension payable by the Company; if the Employee is in the Company’s employ on the fourth anniversary of the Effective Date, the Employee shall then be credited with an additional supplemental year of service for pension purposes, if the Employee is in the Company’s employ on the fifth anniversary of the Effective Date, the Employee shall then be credited with another additional supplemental year of service, with the result that on the fifth anniversary of the Effective Date the Employee shall have been granted five supplemental years of service. The supplemental years of service shall be in addition to the years of service actually earned by the Employee under the Company’s qualified defined benefit pension plan. The benefits attributable to such supplemental years of service shall be payable under the Company’s non-qualified defined benefit pension plan, minus any benefits payable to the Employee under the Company’s qualified defined benefit pension plan. This Paragraph 4 shall survive the expiration of the term.

(b) Account. The Company shall establish a memorandum account on is books for the Employee as a bookkeeping convenience at such time or times as amounts of benefits are accrued under this Paragraph (“Unfunded Amounts”). The Company shall not be required to segregate any funds representing any Unfunded Amounts, and nothing in this Agreement shall be construed as providing for such segregation. In addition, the Company shall not be deemed to be a trustee or a fiduciary for the Employee of any Unfunded Amounts, and the liabilities of the Company to the Employee in respect of the Unfunded Amounts shall be those of a debtor pursuant to such contract obligations as are created by this Agreement, and no such liabilities of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Commencing in the calendar year 2003, the Company shall furnish a report to the Employee showing as of the preceding December (i) total accrued pension benefits and (ii) accrued Unfunded Amounts.

5. Benefits. During the Term the Employee shall be eligible to participate in all compensation, pension, savings, health and welfare, and other employee benefit plans and arrangements, and shall be subject to all programs, policies and practices of the Company, applicable to management employees of the Company in accordance with the terms and conditions of such plans, arrangements, programs, policies and practices and shall enjoy all perquisites and other fringe benefits that the Company may from time to time make available to its management employees. Notwithstanding the foregoing sentence, the Employee shall be eligible for five (5) weeks of paid vacation each calendar year, commencing in 1999.

6. Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements or understandings, written or oral, between the Employee and the Company and constitutes the only and entire agreement and understanding of the Employee and the Company with respect to the matters provided for in this Agreement.

7. Assignment and Successorship. This Agreement shall not be assignable by either party, nor shall either party have the right to assign any rights of privileges or delegate any duties or obligations under this Agreement without the prior written consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company, or upon its merger or consolidation with another corporation, or company or other entity, this Agreement shall inure to the benefit of and be binding upon the Employee and the purchasing, surviving or resulting corporation, company or other entity in the same manner and to the same extent as though such other corporation, company or entity were the Company.

8. Governing Law. This Agreement and all questions arising hereunder shall be construed and interpreted according to the laws of the State of New York.

9. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Employee and the Company.

10. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

11. Headings. The headings of the Paragraphs of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the Employee has subscribed her name and the Company, pursuant to authorization by its Board of Trustees, has caused this instrument to be executed and delivered in its name and on its behalf, all as of the day and year first above written.

Attest:		CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:	/s/ Archie M. Bankston	By:	/s/ Richard P. Cowie
	Secretary		Richard P. Cowie Vice President- Employee Relations

/s/ Frances Resheske
Frances Resheske

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